Exhibit 8.2

633 Seventeenth Street, Suite 3000, Denver, Colorado 80202-3622

Telephone: 303.297.2900   Fax: 303.298.0940   www.shermanhoward.com

[•]

General Communication, Inc.

2550 Denali Street, Suite 1000

Anchorage, Alaska 99503

Ladies and Gentlemen:

We have acted as special tax counsel to General Communication, Inc. (now known as GCI Liberty, Inc.) (“GCI”) in connection with specified aspects of the recapitalization of GCI, pursuant to which (A) GCI’s outstanding Class A common stock and Class B common stock (collectively, “Old GCI Common Stock”) were reclassified into newly authorized Class A-1 common stock and Class B-1 common stock, respectively (collectively, “Reclassified GCI Common Stock,” and such reclassification, the “Reclassification”), and (B) the outstanding Reclassified GCI Common Stock will be automatically converted into newly authorized Class A common stock (“New GCI Class A Common Stock”) and Series A cumulative redeemable preferred stock (“GCI Series A Preferred Stock,” and such conversion, the “Conversion”).  The Conversion and the Reclassification are collectively referred to as the “Transactions.”  GCI has requested our opinion (the “Opinion”) regarding certain U.S. federal income tax consequences of the Transactions.(1)

In issuing this Opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the registration statement on Form S-4 filed by GCI with the Securities and Exchange Commission (the “SEC”) on August 1, 2017, together with the exhibits attached thereto, as amended through the date hereof (the “Registration Statement”); (ii) the definitive proxy statement

(1)         Unless otherwise indicated, all “section” references in this Opinion are to the Internal Revenue Code of 1986, as amended (the “Code”), or to the Treasury Department regulations promulgated thereunder (the “Treasury Regulations”).

on Schedule 14A filed by Liberty Interactive Corporation with the SEC on [•], together with the exhibits attached thereto, as amended through the date hereof (together with the Registration Statement, the “SEC Filings”); (iii) all other submissions to the SEC related to the SEC Filings; (iv) the agreements listed on Schedule A attached hereto (collectively, the “Agreements”); (v) the officer’s certificate furnished to us by GCI, dated as of the date hereof, together with the exhibits attached thereto (the “GCI Officer’s Certificate”); (vi) the officer’s certificate furnished to us by Liberty Interactive Corporation, dated as of the date hereof, together with the exhibits attached thereto (together with the GCI Officer’s Certificate, the “Officer’s Certificates”); and (vii) such other documents as we have considered necessary or appropriate as a basis for this Opinion.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic, electronic, or facsimile copies, and the authenticity of the originals of such documents.

As to certain facts material to this Opinion, we have relied upon the statements and representations set forth in the Officer’s Certificates.  We have assumed that such statements and representations are true, correct, and complete as of the date hereof and will continue to be true, correct, and complete without regard to any qualification as to knowledge, belief, or otherwise.  We have also assumed that the Transactions and the other transactions contemplated by the Agreements will be consummated in accordance with their terms and in the manner described in the SEC Filings and the Agreements, and that none of the material terms or conditions contained therein will be waived or modified in any respect.  This Opinion is expressly conditioned upon, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the documents referred to above, including those contained in the Officer’s Certificates.  Any change or inaccuracy in or to such facts, information, covenants, representations, or warranties (including on account of events occurring after the consummation of the Transactions except for such events that are specifically contemplated by the Agreements) could affect one or more of the conclusions stated herein.

This Opinion is based on the Code, the Treasury Regulations, judicial decisions, published rulings and procedures of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date hereof.  It should be noted that the authorities upon which this Opinion is based are subject to change at any time, possibly with retroactive effect.  Any change in such authorities could affect one or more of the conclusions expressed herein.

Moreover, there can be no assurance that this Opinion will be accepted by the Service or, if challenged, by a court.

Based upon and subject to the foregoing, it is our opinion that, under current U.S. federal income tax law:

1.                                      The Reclassification will qualify as a reorganization under section 368(a)(1)(E).

2.                                      GCI will not recognize any gain or loss on the Reclassification.  Section 1032(a).

3.                                      Holders of Old GCI Common Stock will not recognize any gain or loss, and will not otherwise be required to include any amount in income, upon the exchange of Old GCI Common Stock for Reclassified GCI Common Stock in the Reclassification.  Section 354(a)(1).

4.                                      The aggregate basis of the Reclassified GCI Common Stock received by each holder of Old GCI Common Stock in the Reclassification will be the same as the shareholder’s aggregate basis in the Old GCI Common Stock surrendered in exchange for such Reclassified GCI Common Stock.  Section 358(a)(1).

5.                                      The holding period of the Reclassified GCI Common Stock received by each holder of Old GCI Common Stock in the Reclassification will include the holding period of the Old GCI Common Stock surrendered in exchange for such Reclassified GCI Common Stock, provided that the shareholder held such Old GCI Common Stock as a capital asset on the date of the Reclassification.  Section 1223(1).

6.                                      The Conversion will qualify as a reorganization under section 368(a)(1)(E).

7.                                      GCI will not recognize any gain or loss on the Conversion.  Section 1032(a).

8.                                      Holders of Reclassified GCI Common Stock will not recognize any gain or loss, and will not otherwise be required to include any amount in income, upon the exchange of Reclassified GCI Common Stock for New GCI Class A Common Stock and GCI Series A Preferred Stock in the Conversion.  Section 354(a)(1).

9.                                      The aggregate basis of the New GCI Class A Common Stock and GCI Series A Preferred Stock received by each holder of Reclassified GCI Common Stock in the Conversion will be the same as the shareholder’s aggregate basis in the Reclassified GCI Common Stock surrendered in exchange for such New GCI Class A Common Stock and GCI Series A Preferred Stock.  Section 358(a)(1).

10.                               The holding period of the New GCI Class A Common Stock and GCI Series A Preferred Stock received by each holder of Reclassified GCI Common Stock in the Conversion will include the holding period of the Reclassified GCI Common Stock surrendered in exchange for such New GCI Class A Common Stock and GCI Series A Preferred Stock, provided that the shareholder holds such Reclassified GCI Common Stock as a capital asset on the date of the Conversion.  Section 1223(1).

Except as set forth above, we express no opinion or other views regarding the tax consequences of the Reclassification, the Conversion, or any related transactions.  This Opinion relates solely to certain U.S. federal income tax consequences of the Transactions, and no opinion is expressed as to the tax consequences of the Transactions under any state, local, or foreign tax laws or under any federal tax laws other than those pertaining to income taxation.  This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this Opinion to reflect any legal developments or factual matters or changes arising after the date hereof.

We are furnishing this Opinion to you solely in connection with the Transactions and the Registration Statement.  We hereby consent to the use of our name under the caption “Material U.S. Federal Income Tax Consequences of the Transactions” in the Registration Statement and to the filing of this Opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,